Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Clarus Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Registration Nos. 333-42600, 333-42604, 333-127686 and 333-79565) of Clarus Corporation of our reports dated September 15, 2009 and September 26, 2008, with respect to the consolidated balance sheets of Black Diamond Equipment, Ltd. and Subsidiaries as of June 30, 2009, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended which reports appear in this Form 8-K of Clarus Corporation dated June 4, 2010.

/s/ Tanner LC

Salt Lake City, Utah
June 4, 2010